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                                                                    EXHIBIT 12.1


                               CIRRUS LOGIC, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES
           (in thousands, except ratio of earnings to fixed charges)

                                                                 Fiscal years ended
                                                      March 27,            March 28,        March 29,
                                                         1999                1998              1997
                                                     ----------          -----------       -----------
Income (loss) before income taxes                     $(381,372)         $  56,003         $ (51,619)

Fixed Charges(1)                                         25,181             30,692            23,528
                                                      ---------          ---------         ---------

  Total earnings and fixed charges                     (356,191)            86,695           (28,091)

Fixed Charges(1)                                         25,181             30,692            23,528

Ratio of earnings to fixed charges(2)                       N/A               2.8x               N/A
                                                      =========          =========         =========

ADJUSTED FOR MiCRUS AND CIRENT FIXED CHARGES:

Fixed Charges(3)                                         54,387             57,546            38,961

Ratio of earnings to fixed charges(4)                       N/A               1.5x               N/A
                                                      =========          =========         =========
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(1)  Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges for fiscal 1999 and 1997 by approximately $381.4 million and $51.6 million, respectively.

(3) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs, portion of rental expense under operating leases deemed by the Company to be representative of the interest factor, interest on capitalized leases and the interest factor associated with operating leases of the Company's MiCRUS and Cirent joint ventures.

(4)  Earnings would have been inadequate to cover fixed charges for fiscal
     1999 and 1997 by approximately $410.6 million and $67.1 million, respectively.